Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 15, 2022 (except for the reverse stock-split discussed in Note 11 as to which the date is November 28, 2022), on the consolidated financial statements of Adhera Therapeutics, Inc. and Subsidiaries as of December 31, 2021 and for the year then ended, included herein on the registration statement of Adhera Therapeutics, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

December 2, 2022